Exhibit 4.09

WARRANT EXCHANGE AGREEMENT

This Warrant Exchange Agreement (“Agreement”), dated as of November 13, 2013 (“Effective Date”), is entered into by and between RiceBran Technologies, a California corporation (the “Company”), and Arthur Newman (“Investor”). The parties agree as follows:

RECITALS

A.                 Investor holds warrants (each a “Warrant” and collectively, the “Warrants”) to purchase shares of the Company’s common stock (“Common Stock”) that are listed on Exhibit A hereto.

B.                  The Company has filed with the United States Securities and Exchange Commission a registration statement on Form S-1 (Registration Number 333-191448) relating to the proposed offering and sale of Company securities (“Proposed Offering”).

C.                  The underwriter for the Proposed Offering has advised the Company that in order to facilitate the sale of securities in the Proposed Offering, the Warrants should be exchanged for shares of Common Stock.

AGREEMENT

In consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.                   Exchange of Warrants.

(a)    Exchange of Warrants.  If the Company receives proceeds exceeding Seven Million Dollars ($7,000,000) in the Proposed Offering (the date such proceeds are raised, the “Trigger Date”) and the Common Stock is listed on a national securities exchange, then:

(i)          Effective as of the Trigger Date, all outstanding Warrants and all rights thereunder shall immediately be deemed to be transferred and assigned to the Company, and the Warrants shall automatically terminate; and

(ii)        In exchange for the transfer and assignment of the Warrants as described in Section 1(a), within five (5) business days after the Authorization Date (as defined below), the Company shall issue to each Investor the number of shares of Common Stock listed in the last column of the table on Exhibit A, which number reflects the proposed Reverse Split and shall be further subject to adjustment for other stock splits, stock dividends and recapitalizations.  The shares of Common Stock that are issued to Investor pursuant to the immediately preceding sentence shall be referred to herein as the “Shares”.  The parties understand that the number of shares issuable hereunder reflects consummation of a proposed 200 for 1 reverse stock split of the Common Stock (“Reverse Split”).

(b)            Authorization of Shares.  The Investor understands that based upon the number of shares of Common Stock currently authorized under the Company’s articles of incorporation, the Company will not have a sufficient number of authorized shares of Common Stock to enable the Company to complete the Proposed Offering and to issue the Shares.  Further, the Investors understand that to increase the authorized number of shares of Common Stock, the Company will need to obtain shareholder approval.  At the next meeting of the Company’s shareholders, which meeting shall occur no later than July 1, 2014, the Company shall seek shareholder approval to amend the Company’s articles of incorporation to increase the authorized number of shares of Common Stock to enable the Company to issue the Shares.  The date that the Company receives sufficient shareholder approval to so amend it articles of incorporation shall be referred to as the “Authorization Date”.

(c)    Restrictions on Warrant Exercise.  Unless this Agreement has terminated pursuant to Section 1(e) below, Investor shall not exercise any portion of the Warrant.

(d)    Restrictions on Transfer.  Unless this Agreement has terminated pursuant to Section 1(e) below, Investor shall not sell, pledge, assign or otherwise transfer the Warrants without the prior written consent of the Company.

(e)    Termination.  If the Trigger Date does not occur on or before January 31, 2014, this Agreement shall terminate in its entirety and be of no further force or effect.

2.                   Representations and Warranties of the Company. The Company represents and warrants to Investor as of the date hereof and as of the Trigger Date, as follows:

(a)    Authority. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

(b)    Issuance of Shares.  The Shares are duly authorized and, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company other than restrictions on transfer provided for herein.

(c)    Enforceability.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)    Non-Contravention. The authorization, execution and delivery by the Company of this Agreement and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s Articles of Incorporation or Bylaws or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) violate any provision of any material agreement to which the Company is a party or by which it is bound.

3.                   Representations and Warranties of Investor. Investor represents and warrants to the Company as of the date hereof and as of the Trigger Date as follows:

(a)    Warrants.  The aggregate number of shares currently underlying the Warrants as of the Effective Date is described accurately on Exhibit A.

(b)    Authority.  Investor has full right, power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder.

(c)    Enforceability.  This Agreement has been duly executed and delivered by Investor and is a valid and binding agreement, enforceable against Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(d)    Information on Company.   Investor has been furnished with information regarding the business, operations and financial condition of the Company, including without limitation, the Company’s most recent Form 10-K filed with the Commission before entering into this Agreement, all Forms 10-Q and 8-K filed subsequent to such Form 10-K, all exhibits filed with such Forms 10-K, 10-Q and/or 8-K, and all filings made with the Commission available at the EDGAR website.  In addition, Investor has received such other information concerning the Company’s operations, financial condition and other matters as Investor has requested in writing, and considered all factors Investor deems material in deciding on the advisability of entering into the transactions contemplated hereby.

(e)    Accredited Investor.  Investor is, and will be on the Trigger Date, an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Investor is experienced in investments and business matters and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable Investor to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed transactions contemplated hereby.

(f)    Purchase for Own Account.  The Shares will be acquired by Investor for investment for Investor's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (“1933 Act”).

(g)    Pre-Existing Relationship.  Investor has a pre-existing personal or business relationship with the Company and/or one or more of its officers or directors

(h)    Restricted Securities; No Market.  Investor understands that the Shares constitute “restricted securities” under the 1933 Act and Rule 144 promulgated thereunder, and that such securities may be resold without registration under the 1933 Act only in certain limited circumstances.  In this connection, Investor is familiar with Rule 144 and understands the resale limitations imposed thereby and by the 1933 Act.

(i)    Lock-up Agreements.  Investor understands that if Investor is or becomes a party to a lock-up agreement (“Lock-up Agreement”) with the Company and/or the underwriter for the Proposed Offering that restricts the transfer of the Shares, the transfer restrictions in the Lock-up Agreement are independent of and in addition to the transfer restrictions contained herein.  No provision of this Agreement or the Lock-up Agreement shall operate to limit the transfer restrictions imposed by the other agreement.

(j)    Ownership of Securities.  Investor owns and has valid title to the Warrants referenced on Exhibit A, free and clear of all liens.  Investor has not sold, assigned or otherwise transferred to any third party any of the Investor's right, title or interest in or to any of such Warrants, and the Investor has not agreed to do the same.

(k)    No Tax or Legal Advice.  Investor understands that nothing in this Agreement, any other agreement or any other materials presented to Investor in connection with the transactions contemplated hereby constitutes legal, tax or investment advice.  Investor has consulted such legal, tax and investment advisors as Investor, in Investor’s sole discretion, has deemed necessary or appropriate in connection with its decision to enter into this Agreement.

4.                   Transfer Restrictions.  Investor understands that (i) the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Investor shall have delivered to the Company an opinion of counsel to the Company, in a form reasonably acceptable to the Company, to the effect that the Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Investor provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act and (ii) the Company is under any obligation to register the Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

5.                    Legends.  The share certificate evidencing the Shares shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

6.                    Miscellaneous.

(a)    Waivers and Amendments.  Except as expressly provided otherwise herein, this Agreement may not be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and Investor.

(b)    Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

(c)    Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)    Successors and Assigns. The rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)    Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investor.

(f)    Entire Agreement. This Agreement constitutes and contains the entire agreement among the Company and Investor regarding the subject matter hereof and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(g)    Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows:  (i) if to Investor, at Investor’s address or facsimile number set forth on Exhibit B, or at such other address as Investor shall have furnished the Company in writing, or (ii) if to the Company, at 6720 N. Scottsdale Road, Suite 390, Scottsdale, Arizona 85253, facsimile: (602) 522-3001, Attn:  Chief Executive Officer, or at such other address or facsimile number as the Company shall have furnished to the Investor in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(h)    Separability of Agreements; Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.  Electronic copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

The parties have caused this Warrant Exchange Agreement to be duly executed and delivered as of the date and year first written above.

COMPANY:
RICEBRAN TECHNOLOGIES
a California corporation
By:	/s/ J. Dale Belt
J. Dale Belt, Chief Financial Officer

INVESTOR:

/s/ Arthur Newman
Arthur Newman

[Signature Page for Warrant Exchange Agreement]

EXHIBIT A

SHARES ISSUABLE ON TRIGGER DATE

The table below sets forth (i) the number of shares of Common Stock underlying the Warrants held by Investor as of the Effective Date, (ii) the number of Shares that would have been issued to Investor pursuant to this Agreement if the Reverse Split was not completed and (iii) the number of Shares that will be issued to Investor pursuant to this Agreement, assuming completion of the Reverse Split.

Investor	Date Warrant Initially Issued	Shares Currently Underlying Warrants	Shares Issuable Without Reverse Stock Split	Shares Issuable After Reverse Stock Split
Arthur Newman	January 17, 2012	214,286	353,572	1,768
Arthur Newman	January 18, 2012	571,429	942,858	4,714
Arthur Newman	July 31, 2012	125,000	206,250	1,031
Arthur Newman	August 31, 2012	12,000	19,800	99
Total		922,715	1,522,480	7,612

EXHIBIT B

ADDRESSES FOR NOTICE

INVESTOR	ADDRESS FOR NOTICE

Arthur Newman